Exhibit 4.23

AMENDED AND RESTATED PROMISSORY NOTE

463.636365 Bitcoin

Dated May 25, 2022 and amended and restated on March 29, 2023

For value received, the receipt and sufficiency of which are hereby acknowledged, Gryphon Opco I LLC, a Delaware limited liability company (“Borrower”), hereby promises to pay to the order of ANCHORAGE LENDING CA, LLC, a California limited liability company (together with its successors and assigns, “Lender”) an amount financed of 463.636365 Bitcoin, plus a finance charge and a document fee (each in an amount to be specified in writing by Lender), together with interest on the unpaid balance of such principal amount from the date of this Amended and Restated Promissory Note at the Loan Rate (as defined below) or, under the circumstances contemplated by the Agreement (as defined below), at the Default Rate (as defined in the Agreement).

This Amended and Restated Promissory Note amends and restates the Promissory Note that was issued under the Equipment Loan and Security Agreement, dated as of May 25, 2022 and amended and restated by the Amended and Restated Equipment Loan and Security Agreement, dated as of March 29, 2023, between Borrower and Lender annexed hereto as Exhibit A (said agreement, as the same may be amended, restated or supplemented from time to time, being herein called the “Agreement”), to which reference is made for a statement of all of the terms and conditions of the Loan evidenced hereby, and is referred to as the “Promissory Note” for all references following the Amendment Effective Date (except to the extent referring only to the original promissory note. Capitalized terms not defined in this Promissory Note shall have the respective meanings assigned to them in the Agreement. This Promissory Note is secured by the Agreement, the other Loan Documents and the Collateral, and is entitled to the benefit of the rights and security provided thereby.

Interest and Principal Payments:

As used herein “Loan Rate” means 6.00% per annum, payable in Bitcoin.

In the event for any month, the Net Monthly Mining Revenue is insufficient to cover interest payment under this Promissory Note, such deficiency shall be deemed paid-in-kind by capitalizing such deficiency in interest payment and adding such amount to the principal amount of indebtedness evidenced under this Promissory Note (which shall then accrue interest at the Loan Rate) and shall be payable in Bitcoin. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding until all obligations under this Promissory Note and the Agreement are paid in full as provided herein and in the Agreement.

The principal amount of indebtedness evidenced under this Promissory Note together with accrued and unpaid interest shall be payable on the Payment Date commencing on April 7, 2023 (for month ended March 31, 2023), and continuing until and including the Maturity Date as follows:

100% of Net Monthly Mining Revenue for the immediately preceding calendar month in Bitcoin; provided that if at the end of a fiscal quarter, commencing with the fiscal quarter ending June 30, 2023, if (x) the aggregate principal amount payment received by the Lender for such fiscal quarter exceeds 38.6363638 Bitcoin and (y) the average principal amount payment received by the Lender for each fiscal quarter (commencing fiscal quarter ending June 30, 2023 and through and including the fiscal quarter for which such determination is to be made) exceeds 38.6363638 Bitcoin per fiscal quarter, then, the Borrower shall pay to the Lender 75% of Net Monthly Mining Revenue for the immediately succeeding fiscal quarter (and thereafter, in the following fiscal quarter would shift to 100%).

Any principal, interest or other amount not paid when due under this Promissory Note, shall bear interest for each day until paid, payable on demand at a rate per annum equal to the Default Rate and shall be payable in Bitcoin; provided that in the event the Borrower is unable to or does not make any such payments in Bitcoin, the Lender shall be paid such payment in cash calculated at the Bitcoin exchange rate to U.S. Dollars on the date of actual payment.

Unless payable earlier as provided in the Agreement, the outstanding principal and interest under this Promissory Note shall be immediately due and payable on the Maturity Date. The principal amount, accrued interest thereon and other amounts due under this Promissory Note may not be prepaid (in whole or in part) except as and to the extent provided in the Agreement. If Borrower prepays all or part of such amounts (as provided in the Agreement), Lender will not refund to Borrower (or deduct from the outstanding principal balance, as applicable) the unearned portion of the finance charge, unless required by applicable law. Such refund (or deduction) of the finance charge (if required) will be calculated according to actuarial method.

To the fullest extent permitted by Applicable Law, Borrower waives: (a) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all of the Obligations, this Promissory Note or the other Loan Documents; (b) all rights to notice and a hearing prior to Lender’s taking possession or control of, or to Lender’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Lender to exercise any of its remedies; and (c) the benefit of all valuation, appraisal and exemption laws.

Borrower acknowledges that this Promissory Note is executed as part of a commercial transaction and that the proceeds of this Promissory Note will not be used for any personal or consumer purpose. Borrower hereby restates and reaffirms to Lender all of the representations and warranties contained in the other Loan Documents as if made on the date hereof and fully set forth herein.

In the event of a Default under the Agreement, Borrower shall be in default under this Promissory Note and, upon a declaration by Lender that Borrower is in default under the Agreement, the balance of the principal amount then due hereunder, together with all accrued interest thereon, immediately shall become due and payable without further notice, such further notice being expressly waived, and Borrower shall be liable to the holder hereof for reasonable attorneys’ fees and costs incurred by Lender in enforcing such rights (including, without limitation, in any suit or proceeding against Borrower).

The remedies of Lender as provided herein and in the other Loan Documents shall be cumulative and concurrent and may be pursued singly, successively or together, at the sole discretion of Lender, and may be exercised as often as Lender determines appropriate (in its sole discretion); and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release thereof.

It is the intention of the parties hereto to comply with the applicable usury laws. Accordingly, it is agreed that, notwithstanding any provisions to the contrary in this Promissory Note or the Agreement, in no event shall this Promissory Note or the Agreement require the payment or permit the collection of interest in excess of the maximum amount permitted by Applicable Law. If any such excess interest is contracted for, charged or received under this Promissory Note or the Agreement, or in the event that all of the principal balance shall be prepaid, so that under any of such circumstances the amount of interest contracted for, charged or received under this Promissory Note or the Agreement on the principal balance shall exceed the maximum amount of interest permitted by Applicable Law, then in such event: (a) the provisions of this paragraph shall govern and control, (b) neither Borrower nor any other person or entity now or hereafter liable for the payment hereof shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum amount of interest permitted by Applicable Law, (c) any such excess which may have been collected shall either be applied as a credit against the then unpaid principal balance or refunded to Borrower, at the option of Lender, and (d) the effective rate of interest shall be automatically reduced to the maximum lawful contract rate allowed under Applicable Law as now or hereafter construed by the courts having jurisdiction thereof. It is further agreed that, without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received under this Promissory Note or the Agreement which are made for the purpose of determining whether such rate exceeds the maximum lawful contract rate, shall be made, to the extent permitted by Applicable Law, by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the indebtedness evidenced hereby, all interest at any time contracted for, charged or received from Borrower or otherwise by Lender in connection with such Obligations; provided, however, that if any applicable state law is amended or the law of the United States of America preempts any applicable state law, so that it becomes lawful for Lender to receive a greater interest rate per annum than is presently allowed by such state law, Borrower agrees that, on the effective date of such amendment or preemption, as the case may be, the effective rate of interest hereunder shall be increased to the maximum interest rate per annum allowed by the amended state law or the law of the United States of America (but not in excess of the Loan Rate (or, if applicable, the Default Rate) provided for herein or in the Agreement, as applicable).

BORROWER HEREBY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH BORROWER AND LENDER MAY BE PARTIES ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS PROMISSORY NOTE. BORROWER AUTHORIZES LENDER TO FILE THIS PROVISION WITH THE CLERK OR JUDGE OF ANY COURT HEARING SUCH CLAIM. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY BORROWER AND BORROWER HEREBY ACKNOWLEDGES THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. BORROWER FURTHER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS PROMISSORY NOTE AND IN THE MAKING OF THIS WAIVER BY LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

BORROWER AGREES THAT THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

Venue for any action hereunder or related hereto shall be in any state or Federal court of competent jurisdiction in the State of New York that is located in the County of New York in the City of New York, and Borrower submits to the jurisdiction of such courts.

This Promissory Note is an instrument for the payment of money only within the meaning of

N.Y. C.P.L.R. § 3213.

The indemnification, expense reimbursement and tax payment obligations of the Borrower under the Agreement are incorporated herein by reference as if more fully set forth herein.

This Promissory Note and any amendments, waivers, consents, notices or supplements hereto may be executed in counterparts, each of which shall constitute an original, but all taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Promissory Note, and any amendments, waivers, consents, notices or supplements hereto, by facsimile or in electronic (including without limitation “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Promissory Note. The words “execution,” “signed,” “signature,” and words of similar import in this Promissory Note shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity, and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 U.S.C. §§ 7001-7006), or any other similar state laws based on the Uniform Electronic Transactions Act. This Promissory Note and all rights or obligations related thereto may not be assigned by the Borrower to any Person without Lender’s consent, and any purported assignment shall be null and void. The Lender may assign and/or transfer any and all rights under this Promissory Note to any Person without the Borrower’s consent (except, so long as no Default or Event of Default shall have occurred or is continuing, Lender shall seek the Borrower’s consent for any assignment of this Promissory Note to a known competitor of the Borrower; provided that the Borrower’s consent shall not be unreasonably withheld, delayed or conditioned and shall be deemed to have been given if the Borrower does not respond to any such consent request within 5 days of notice thereof to the Borrower). Borrower expressly agrees that this Promissory Note is a “transferable record” as defined in applicable law relating to electronic transactions and that it may be created, authenticated, stored, transmitted and transferred in a manner consistent with and permitted by such applicable law.

IN WITNESS WHEREOF, this Promissory Note has been duly executed as of the date first written above.

Gryphon Opco I LLC, a Delaware limited liability company

BY: GRYPHON DIGITAL MINING, INC., a Delaware corporation

Its: Sole Member

/s/ Rob Chang
Name:	Rob Chang
Title:	Chief Executive Officer

Exhibit A

[See Attached]